EXHIBIT 16

March 7, 2002

Securities and Exchange Commission
Mail Stop 11-3
450 Fifth Street, N.W.
Washington DC 20549

Dear Sirs/Madams:

We have been furnished with a copy of the response to Item 4 of Form 8-K for the event that occurred on February 22, 2002, which was filed by our former client, 20/20 Web Design, Inc. We agree with the statements made in response to that
Item insofar as they relate to our firm.

/s/ Moffitt & Company, P.C.
Moffitt & Company, P.C.